UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR 270.17f-2]

1. Investment Company Act File Number: 811-03313, 811-07680, 811-21193, 811-07678, 811-05642, 811-06404, 811-06640, 811-07444, 811-07838, 811-21824				Date examination completed: June 28, 2012
2. State identification Number:
AL	AK	AZ	AR	CA	CO
CT	DE	DC	FL	GA	HI
ID	IL	IN	IA	KS	KY
LA	ME	MD	MA	MI	MN
MS	MO	MT	NE	NV	NH
NJ	NM	NY	NC	ND	OH
OK	OR	PA	RI	SC	SD
TN	TX	UT	VT	VA	WA
WV	WI	WY	PUERTO RICO
Other (specify):
3. Exact name of investment company as specified in registration statement:

First American Funds, Inc., Minnesota Municipal Income Portfolio Inc., First American Minnesota Municipal Income Fund II, Inc., American Municipal Income Portfolio Inc., American Income Fund, Inc., American Strategic Income Portfolio Inc., American Strategic Income Portfolio Inc. II, American Strategic Income Portfolio Inc. III, American Select Portfolio Inc., Mount Vernon Securities Lending Trust

4. Address of principal executive office (number, street, city, state, zip code):
800 Nicollet Mall Minneapolis, MN 55402

INSTRUCTIONS

This Form must be completed by investment companies that have custody of securities or similar investments.

Investment Company

1.	All items must be completed by the investment company.

2.	Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

Accountant

3.	Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission’s principal office in Washington, D.C., one copy with the regional office for the region in which the investment company’s principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

Management Statement Regarding Compliance with Certain

Provisions of the Investment Company Act of 1940

June 28, 2012

I, as a member of management of the American Income Fund, Inc. (referred to as the fund), am responsible for complying with the requirements of subsections (b) and (c) of rule 17f-2, “Custody of Investments by Registered Management Investment Companies,” of the Investment Company Act of 1940. I am also responsible for establishing and maintaining effective internal controls over compliance with those requirements. I have performed an evaluation of the fund’s compliance with the requirements of subsections (b) and (c) of rule 17f-2 as of April 10, 2012, and from August 31, 2011 through April 10, 2012.

Based on this evaluation, I assert that the fund was in compliance with the requirements of subsections (b) and (c) of rule 17f-2 of the Investment Company Act of 1940 as of April 10, 2012, and from August 31, 2011 through April 10, 2012, with respect to securities reflected in the investment accounts of the fund.

By:	/s/ Jill Stevenson
Jill Stevenson Treasurer American Income Fund, Inc.

Report of Independent Registered Public Accounting Firm

The Board of Directors

American Income Fund, Inc.

We have examined management’s assertion, included in the accompanying Management Statement Regarding Compliance With Certain Provisions of the Investment Company Act of 1940 (the Act), that the American Income Fund, Inc. (referred to as the Fund) complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Act as of April 10, 2012. Management is responsible for the Fund’s compliance with those requirements. Our responsibility is to express an opinion on management’s assertion about the Fund’s compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Fund’s compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of April 10, 2012, and with respect to agreement of security purchases and sales, for the period from August 31, 2011 (the date of our last examination) through April 10, 2012:

▶	Confirmation of all securities held by institutions in book entry form (Bank of New York, Depository Trust Company, and Federal Reserve Bank of Boston);

▶	Confirmation of all securities hypothecated, pledged, placed in escrow, or out for transfer with brokers, pledgees, or transfer agents;

▶	Reconciliation of all such securities to the books and records of the Fund and U.S. Bank National Association (the Custodian);

▶	Confirmation of all repurchase agreements with brokers/banks and agreement of underlying collateral with the Custodian’s records; and

▶	Review of one security purchase and one sale or maturity since our last report from the books and records of the Fund, noting that it has been accurately reported and subsequently settled.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Fund’s compliance with specified requirements.

In our opinion, management’s assertion that the Fund complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Act as of April 10, 2012, with respect to securities reflected in the investment accounts of the Fund, is fairly stated, in all material respects.

This report is intended solely for the information and use of management and the Board of Directors of the Fund and the Securities and Exchange Commission and is not intended to be, and should not be, used by anyone other than these specified parties.

/s/ Ernst &Young LLP

June 28, 2012

Management Statement Regarding Compliance with Certain

Provisions of the Investment Company Act of 1940

June 28, 2012

I, as a member of management of the American Municipal Income Portfolio Inc. (referred to as the fund), am responsible for complying with the requirements of subsections (b) and (c) of rule 17f-2, “Custody of Investments by Registered Management Investment Companies,” of the Investment Company Act of 1940. I am also responsible for establishing and maintaining effective internal controls over compliance with those requirements. I have performed an evaluation of the fund’s compliance with the requirements of subsections (b) and (c) of rule 17f-2 as of April 10, 2012, and from August 31, 2011 through April 10, 2012.

Based on this evaluation, I assert that the fund was in compliance with the requirements of subsections (b) and (c) of rule 17f-2 of the Investment Company Act of 1940 as of April 10, 2012, and from August 31, 2011 through April 10, 2012, with respect to securities reflected in the investment accounts of the fund.

By:	/s/ Jill Stevenson
Jill Stevenson Treasurer American Municipal Income Portfolio Inc.

Report of Independent Registered Public Accounting Firm

The Board of Directors

American Municipal Income Portfolio Inc.

We have examined management’s assertion, included in the accompanying Management Statement Regarding Compliance With Certain Provisions of the Investment Company Act of 1940 (the Act), that the American Municipal Income Portfolio Inc. (referred to as the Fund) complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Act as of April 10, 2012. Management is responsible for the Fund’s compliance with those requirements. Our responsibility is to express an opinion on management’s assertion about the Fund’s compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Fund’s compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of April 10, 2012, and with respect to agreement of security purchases and sales, for the period from August 31, 2011 (the date of our last examination) through April 10, 2012:

▶	Confirmation of all securities held by institutions in book entry form (Depository Trust Company);

▶	Confirmation of all securities hypothecated, pledged, placed in escrow, or out for transfer with brokers, pledgees, or transfer agents;

▶	Reconciliation of all such securities to the books and records of the Fund and U.S. Bank National Association (the Custodian); and

▶	Review of one security purchase since our last report from the books and records of the Fund, noting that it has been accurately reported and subsequently settled.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Fund’s compliance with specified requirements.

In our opinion, management’s assertion that the Fund complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Act as of April 10, 2012, with respect to securities reflected in the investment accounts of the Fund, is fairly stated, in all material respects.

This report is intended solely for the information and use of management and the Board of Directors of the Fund and the Securities and Exchange Commission and is not intended to be, and should not be, used by anyone other than these specified parties.

/s/ Ernst & Young LLP

June 28, 2012

Management Statement Regarding Compliance with Certain

Provisions of the Investment Company Act of 1940

June 28, 2012

I, as a member of management of the American Strategic Income Portfolio Inc. (referred to as the fund), am responsible for complying with the requirements of subsections (b) and (c) of rule 17f-2, “Custody of Investments by Registered Management Investment Companies,” of the Investment Company Act of 1940. I am also responsible for establishing and maintaining effective internal controls over compliance with those requirements. I have performed an evaluation of the fund’s compliance with the requirements of subsections (b) and (c) of rule 17f-2 as of April 10, 2012, and from August 31, 2011 through April 10, 2012.

Based on this evaluation, I assert that the fund was in compliance with the requirements of subsections (b) and (c) of rule 17f-2 of the Investment Company Act of 1940 as of April 10, 2012, and from August 31, 2011 through April 10, 2012, with respect to securities reflected in the investment accounts of the fund.

By:	/s/ Jill Stevenson
Jill Stevenson Treasurer American Strategic Income Portfolio Inc.

Report of Independent Registered Public Accounting Firm

The Board of Directors

American Strategic Income Portfolio Inc.

We have examined management’s assertion, included in the accompanying Management Statement Regarding Compliance With Certain Provisions of the Investment Company Act of 1940 (the Act), that the American Strategic Income Portfolio Inc. (referred to as the Fund) complied with the requirements of subsections (b) and (c) of Rule 17f-2 under the Act as of April 10, 2012. Management is responsible for the Fund’s compliance with those requirements. Our responsibility is to express an opinion on management’s assertion about the Fund’s compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Fund’s compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of April 10, 2012, and with respect to agreement of security purchases and sales, for the period from August 31, 2011 (the date of our last examination) through April 10, 2012:

▶	Count and inspection of underlying documentation of securities in whole loans designated as being held in the vault of U.S. Bank National Association (the Custodian) in St. Paul, Minnesota;

▶	Confirmation of all securities held by institutions in book entry form (Depository Trust Company and Federal Reserve Bank of Boston);

▶	Reconciliation of all such securities to the books and records of the Fund and the Custodian;

▶	Confirmation of all repurchase agreements with brokers/banks and agreement of underlying collateral with the Custodian’s records; and

▶	Review of one security sale or maturity since our last report from the books and records of the Fund, noting that it has been accurately reported and subsequently settled.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Fund’s compliance with specified requirements.

In our opinion, management’s assertion that the Fund complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Act as of April 10, 2012, with respect to securities reflected in the investment accounts of the Fund, is fairly stated, in all material respects.

This report is intended solely for the information and use of management and the Board of Directors of the Fund and the Securities and Exchange Commission and is not intended to be, and should not be, used by anyone other than these specified parties.

/s/ Ernst & Young LLP

June 28, 2012

Management Statement Regarding Compliance with Certain

Provisions of the Investment Company Act of 1940

June 28, 2012

I, as a member of management of the American Strategic Income Portfolio Inc. II (referred to as the fund), am responsible for complying with the requirements of subsections (b) and (c) of rule 17f-2, “Custody of Investments by Registered Management Investment Companies,” of the Investment Company Act of 1940. I am also responsible for establishing and maintaining effective internal controls over compliance with those requirements. I have performed an evaluation of the fund’s compliance with the requirements of subsections (b) and (c) of rule 17f-2 as of April 10, 2012, and from August 31, 2011 through April 10, 2012.

Based on this evaluation, I assert that the fund was in compliance with the requirements of subsections (b) and (c) of rule 17f-2 of the Investment Company Act of 1940 as of April 10, 2012, and from August 31, 2011 through April 10, 2012, with respect to securities reflected in the investment accounts of the fund.

By:	/s/ Jill Stevenson
Jill Stevenson Treasurer American Strategic Income Portfolio Inc. II

Report of Independent Registered Public Accounting Firm

The Board of Directors

American Strategic Income Portfolio Inc. II

We have examined management’s assertion, included in the accompanying Management Statement Regarding Compliance With Certain Provisions of the Investment Company Act of 1940 (the Act), that the American Strategic Income Portfolio Inc. II (referred to as the Fund) complied with the requirements of subsections (b) and (c) of Rule 17f-2 under the Act as of April 10, 2012. Management is responsible for the Fund’s compliance with those requirements. Our responsibility is to express an opinion on management’s assertion about the Fund’s compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Fund’s compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of April 10, 2012, and with respect to agreement of security purchases and sales, for the period from August 31, 2011 (the date of our last examination) through April 10, 2012:

▶	Count and inspection of underlying documentation of securities in whole loans designated as being held in the vault of U.S. Bank National Association (the Custodian) in St. Paul, Minnesota;

▶	Confirmation of all securities held by institutions in book entry form (Depository Trust Company and Federal Reserve Bank of Boston);

▶	•Reconciliation of all such securities to the books and records of the Fund and the Custodian;

▶	Confirmation of all repurchase agreements with brokers/banks and agreement of underlying collateral with the Custodian’s records; and

▶	Review of one security sale or maturity since our last report from the books and records of the Funds, noting that it has been accurately reported and subsequently settled.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Fund’s compliance with specified requirements.

In our opinion, management’s assertion that the Fund complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Act as of April 10, 2012, with respect to securities reflected in the investment accounts of the Fund, is fairly stated, in all material respects.

This report is intended solely for the information and use of management and the Board of Directors of the Fund and the Securities and Exchange Commission and is not intended to be, and should not be, used by anyone other than these specified parties.

/s/ Ernst & Young LLP

June 28, 2012

Management Statement Regarding Compliance with Certain

Provisions of the Investment Company Act of 1940

June 28, 2012

I, as a member of management of the American Strategic Income Portfolio Inc. III (referred to as the fund), am responsible for complying with the requirements of subsections (b) and (c) of rule 17f-2, “Custody of Investments by Registered Management Investment Companies,” of the Investment Company Act of 1940. I am also responsible for establishing and maintaining effective internal controls over compliance with those requirements. I have performed an evaluation of the fund’s compliance with the requirements of subsections (b) and (c) of rule 17f-2 as of April 10, 2012, and from August 31, 2011 through April 10, 2012.

Based on this evaluation, I assert that the fund was in compliance with the requirements of subsections (b) and (c) of rule 17f-2 of the Investment Company Act of 1940 as of April 10, 2012, and from August 31, 2011 through April 10, 2012, with respect to securities reflected in the investment accounts of the fund.

By:	/s/ Jill Stevenson
Jill Stevenson Treasurer American Strategic Income Portfolio Inc. III

Report of Independent Registered Public Accounting Firm

The Board of Directors

American Strategic Income Portfolio Inc. III

We have examined management’s assertion, included in the accompanying Management Statement Regarding Compliance With Certain Provisions of the Investment Company Act of 1940 (the Act), that the American Strategic Income Portfolio Inc. III (referred to as the Fund) complied with the requirements of subsections (b) and (c) of Rule 17f-2 under the Act as of April 10, 2012. Management is responsible for the Fund’s compliance with those requirements. Our responsibility is to express an opinion on management’s assertion about the Fund’s compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Fund’s compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of April 10, 2012, and with respect to agreement of security purchases and sales, for the period from August 31, 2011 (the date of our last examination) through April 10, 2012:

▶	Count and inspection of all securities located in the vault of U.S. Bank National Association (the Custodian) in Milwaukee, Wisconsin;

▶	Count and inspection of underlying documentation of securities in whole loans designated as being held in the vault of the Custodian in St. Paul, Minnesota;

▶	Confirmation of all securities held by institutions in book entry form (Depository Trust Company and Federal Reserve Bank of Boston);

▶	Reconciliation of all such securities to the books and records of the Fund and the Custodian;

▶	Confirmation of all repurchase agreements with brokers/banks and agreement of underlying collateral with the Custodian’s records; and

▶	Review of one security sale or maturity since our last report from the books and records of the Fund, noting that it has been accurately reported and subsequently settled.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Fund’s compliance with specified requirements.

In our opinion, management’s assertion that the Fund complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Act as of April 10, 2012, with respect to securities reflected in the investment accounts of the Fund, is fairly stated, in all material respects.

This report is intended solely for the information and use of management and the Board of Directors of the Fund and the Securities and Exchange Commission and is not intended to be, and should not be, used by anyone other than these specified parties.

/s/ Ernst & Young LLP

June 28, 2012

Management Statement Regarding Compliance with Certain

Provisions of the Investment Company Act of 1940

June 28, 2012

I, as a member of management of the First American Minnesota Municipal Income Fund II, Inc. (referred to as the fund), am responsible for complying with the requirements of subsections (b) and (c) of rule 17f-2, “Custody of Investments by Registered Management Investment Companies,” of the Investment Company Act of 1940. I am also responsible for establishing and maintaining effective internal controls over compliance with those requirements. I have performed an evaluation of the fund’s compliance with the requirements of subsections (b) and (c) of rule 17f-2 as of April 10, 2012, and from August 31, 2011 through April 10, 2012.

Based on this evaluation, I assert that the fund was in compliance with the requirements of subsections (b) and (c) of rule 17f-2 of the Investment Company Act of 1940 as of April 10, 2012, and from August 31, 2011 through April 10, 2012, with respect to securities reflected in the investment accounts of the fund.

By:	/s/ Jill Stevenson
Jill Stevenson Treasurer First American Minnesota Municipal Income Fund II, Inc.

Report of Independent Registered Public Accounting Firm

The Board of Directors First

American Minnesota Municipal Income Fund II, Inc.

We have examined management’s assertion, included in the accompanying Management Statement Regarding Compliance With Certain Provisions of the Investment Company Act of 1940 (the Act), that the First American Minnesota Municipal Income Fund II, Inc. (referred to as the Fund) complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Act as of April 10, 2012. Management is responsible for the Fund’s compliance with those requirements. Our responsibility is to express an opinion on management’s assertion about the Fund’s compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Fund’s compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of April 10, 2012, and with respect to agreement of security purchases and sales, for the period from August 31, 2011 (the date of our last examination) through April 10, 2012:

▶	Confirmation of all securities held by institutions in book entry form (Depository Trust Company);

▶	Confirmation of all securities hypothecated, pledged, placed in escrow, or out for transfer with brokers, pledgees, or transfer agents;

▶	Reconciliation of all such securities to the books and records of the Fund and U.S. Bank National Association (the Custodian); and

▶	Review of one security purchase since our last report from the books and records of the Fund, noting that it has been accurately reported and subsequently settled.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Fund’s compliance with specified requirements.

In our opinion, management’s assertion that the Fund complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Act as of April 10, 2012, with respect to securities reflected in the investment accounts of the Fund, is fairly stated, in all material respects.

This report is intended solely for the information and use of management and the Board of Directors of the Fund and the Securities and Exchange Commission and is not intended to be, and should not be, used by anyone other than these specified parties.

/s/ Ernst & Young LLP

June 28, 2012

Management Statement Regarding Compliance with Certain

Provisions of the Investment Company Act of 1940

June 28, 2012

I, as a member of management of the Minnesota Municipal Income Portfolio Inc. (referred to as the fund), am responsible for complying with the requirements of subsections (b) and (c) of rule 17f-2, “Custody of Investments by Registered Management Investment Companies,” of the Investment Company Act of 1940. I am also responsible for establishing and maintaining effective internal controls over compliance with those requirements. I have performed an evaluation of the fund’s compliance with the requirements of subsections (b) and (c) of rule 17f-2 as of April 10, 2012, and from August 31, 2011 through April 10, 2012.

Based on this evaluation, I assert that the fund was in compliance with the requirements of subsections (b) and (c) of rule 17f-2 of the Investment Company Act of 1940 as of April 10, 2012, and from August 31, 2011 through April 10, 2012, with respect to securities reflected in the investment accounts of the fund.

By:	/s/ Jill Stevenson
Jill Stevenson Treasurer Minnesota Municipal Income Portfolio Inc.

Report of Independent Registered Public Accounting Firm

The Board of Directors

Minnesota Municipal Income Portfolio Inc.

We have examined management’s assertion, included in the accompanying Management Statement Regarding Compliance With Certain Provisions of the Investment Company Act of 1940 (the Act), that the Minnesota Municipal Income Portfolio Inc. (referred to as the Fund) complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Act as of April 10, 2012. Management is responsible for the Fund’s compliance with those requirements. Our responsibility is to express an opinion on management’s assertion about the Fund’s compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Fund’s compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of April 10, 2012, and with respect to agreement of security purchases and sales, for the period from August 31, 2011 (the date of our last examination) through April 10, 2012:

▶	Count and inspection of all securities located in the vault of U.S. Bank National Association (the Custodian) in Milwaukee, Wisconsin;

▶	Confirmation of all securities held by institutions in book entry form (Depository Trust Company);

▶	Confirmation of all securities hypothecated, pledged, placed in escrow, or out for transfer with brokers, pledgees, or transfer agents;

▶	Reconciliation of all such securities to the books and records of the Fund and the Custodian; and

▶	Review of one security purchase since our last report from the books and records of the Fund, noting that it has been accurately reported and subsequently settled.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Fund’s compliance with specified requirements.

In our opinion, management’s assertion that the Fund complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Act as of April 10, 2012, with respect to securities reflected in the investment accounts of the Fund, is fairly stated, in all material respects.

This report is intended solely for the information and use of management and the Board of Directors of the Fund and the Securities and Exchange Commission and is not intended to be, and should not be, used by anyone other than these specified parties.

/s/ Ernst & Young LLP

June 28, 2012

Management Statement Regarding Compliance with Certain

Provisions of the Investment Company Act of 1940

June 28, 2012

I, as a member of management of the Government Obligations Fund, Prime Obligations Fund, Tax Free Obligations Fund, Treasury Obligations Fund, and U.S. Treasury Money Market Fund of the First American Funds, Inc. (referred to collectively as the funds), am responsible for complying with the requirements of subsections (b) and (c) of rule 17f-2, “Custody of Investments by Registered Management Investment Companies,” of the Investment Company Act of 1940. I am also responsible for establishing and maintaining effective internal controls over compliance with those requirements. I have performed an evaluation of the funds’ compliance with the requirements of subsections (b) and (c) of rule 17f-2 as of April 10, 2012, and from August 31, 2011 through April 10, 2012.

Based on this evaluation, I assert that the funds were in compliance with the requirements of subsections (b) and (c) of rule 17f-2 of the Investment Company Act of 1940 as of April 10, 2012, and from August 31, 2011 through April 10, 2012, with respect to securities reflected in the investment accounts of the funds.

By:	/s/ Jill Stevenson
Jill Stevenson Treasurer First American Funds, Inc.

Report of Independent Registered Public Accounting Firm

The Board of Directors

First American Funds, Inc.

We have examined management’s assertion, included in the accompanying Management Statement Regarding Compliance With Certain Provisions of the Investment Company Act of 1940 (the Act), that the Government Obligations Fund, Prime Obligations Fund, Tax Free Obligations Fund, Treasury Obligations Fund, and U.S. Treasury Money Market Fund of the First American Funds, Inc. (referred to collectively as the Funds) complied with the requirements of subsections (b) and (c) of Rule 17f-2 under the Act as of April 10, 2012. Management is responsible for the Funds’ compliance with those requirements. Our responsibility is to express an opinion on management’s assertion about the Funds’ compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Funds’ compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of April 10, 2012, and with respect to agreement of security purchases and sales, for the period from August 31, 2011 (the date of our last examination) through April 10, 2012:

▶	Confirmation of all securities held by institutions in book entry form (Depository Trust Company and Federal Reserve Bank of Boston);

▶	Confirmation of all securities hypothecated, pledged, placed in escrow, or out for transfer with brokers, pledgees, or transfer agents;

▶	Reconciliation of all such securities to the books and records of the Funds and U.S. Bank National Association (the Custodian);

▶	•Confirmation of all repurchase agreements with brokers/banks and agreement of underlying collateral with the Custodian’s records; and

▶	Review of seven purchases and six security sales or maturities since our last report from the books and records of the Funds, noting that they have been accurately reported and subsequently settled.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Funds’ compliance with specified requirements.

In our opinion, management’s assertion that the Funds complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Act as of April 10, 2012, with respect to securities reflected in the investment accounts of the Funds, is fairly stated, in all material respects.

This report is intended solely for the information and use of management and the Board of Directors of the Funds and the Securities and Exchange Commission and is not intended to be, and should not be, used by anyone other than these specified parties.

/s/ Ernst & Young LLP

June 28, 2012

Management Statement Regarding Compliance with Certain

Provisions of the Investment Company Act of 1940

June 28, 2012

I, as a member of management of the Mount Vernon Securities Lending Prime Portfolio of the Mount Vernon Securities Lending Trust (referred to as the portfolio), am responsible for complying with the requirements of subsections (b) and (c) of rule 17f-2, “Custody of Investments by Registered Management Investment Companies,” of the Investment Company Act of 1940. I am also responsible for establishing and maintaining effective internal controls over compliance with those requirements. I have performed an evaluation of the portfolio’s compliance with the requirements of subsections (b) and (c) of rule 17f-2 as of April 10, 2012, and from August 31, 2011 through April 10, 2012.

Based on this evaluation, I assert that the portfolio was in compliance with the requirements of subsections (b) and (c) of rule 17f-2 of the Investment Company Act as of April 10, 2012, and from August 31, 2011 through April 10, 2012, with respect to securities reflected in the investment accounts of the portfolio.

By:	/s/ Jill Stevenson
Jill Stevenson Treasurer Mount Vernon Securities Lending Trust

17

Report of Independent Registered Public Accounting Firm

The Board of Directors

Mount Vernon Securities Lending Trust

We have examined management’s assertion, included in the accompanying Management Statement Regarding Compliance With Certain Provisions of the Investment Company Act of 1940 (the Act), that the Mount Vernon Securities Lending Prime Portfolio of the Mount Vernon Securities Lending Trust (referred to as the Portfolio) complied with the requirements of subsections (b) and (c) of Rule 17f-2 under the Act as of April 10, 2012. Management is responsible for the Portfolio’s compliance with those requirements. Our responsibility is to express an opinion on management’s assertion about the Portfolio’s compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Portfolio’s compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of April 10, 2012, and with respect to agreement of security purchases and sales, for the period from August 31, 2011 (the date of our last examination) through April 10, 2012:

▶	Confirmation of all securities held by institutions in book entry form (Depository Trust Company and Federal Reserve Bank of Boston);

▶	Confirmation of all securities hypothecated, pledged, placed in escrow, or out for transfer with brokers, pledgees, or transfer agents;

▶	Reconciliation of all such securities to the books and records of the Portfolio and U.S. Bank National Association (the Custodian);

▶	Confirmation of all repurchase agreements with brokers/banks and agreement of underlying collateral with the Custodian’s records; and

▶

Review of one security purchase and two security sales or maturities since our last report from the books and records of the Portfolio, noting that they have been accurately reported and subsequently settled.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Portfolio’s compliance with specified requirements.

In our opinion, management’s assertion that the Portfolio complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Act as of April 10, 2012, with respect to securities reflected in the investment accounts of the Portfolio, is fairly stated, in all material respects.

This report is intended solely for the information and use of management and the Board of Directors of the Portfolio and the Securities and Exchange Commission and is not intended to be, and should not be, used by anyone other than these specified parties.

/s/ Ernst & Young LLP

June 28, 2012

Management Statement Regarding Compliance With Certain

Provisions of the Investment Company Act of 1940

June 28, 2012

I, as a member of management of the American Select Portfolio Inc. (referred to as the fund), am responsible for complying with the requirements of subsections (b) and (c) of rule 17f-2, “Custody of Investments by Registered Management Investment Companies,” of the Investment Company Act of 1940. I am also responsible for establishing and maintaining effective internal controls over compliance with those requirements. I have performed an evaluation of the fund’s compliance with the requirements of subsections (b) and (c) of rule 17f-2 as of April 10, 2012, and from August 31, 2011 through April 10, 2012.

Based on this evaluation, I assert that the fund was in compliance with the requirements of subsections (b) and (c) of rule 17f-2 of the Investment Company Act of 1940 as of April 10, 2012, and from August 31, 2011 through April 10, 2012, with respect to securities reflected in the investment accounts of the fund.

By:	/s/ Jill Stevenson
Jill Stevenson Treasurer American Select Portfolio Inc.

Report of Independent Registered Public Accounting Firm

The Board of Directors

American Select Portfolio Inc.

We have examined management’s assertion, included in the accompanying Management Statement Regarding Compliance With Certain Provisions of the Investment Company Act of 1940 (the Act), that the American Select Portfolio Inc. (referred to as the Fund) complied with the requirements of subsections (b) and (c) of Rule 17f-2 under the Act as of April 10, 2012. Management is responsible for the Fund’s compliance with those requirements. Our responsibility is to express an opinion on management’s assertion about the Fund’s compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Fund’s compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of April 10, 2012, and with respect to agreement of security purchases and sales, for the period from August 31, 2011 (the date of our last examination) through April 10, 2012:

▶	Count and inspection of underlying documentation of securities in whole loans designated as being held in the vault of U.S. Bank National Association (the Custodian) in St. Paul, Minnesota;

▶	Confirmation of all securities held by institutions in book entry form (Depository Trust Company and Federal Reserve Bank of Boston);

▶	Reconciliation of all such securities to the books and records of the Fund and the Custodian;

▶	Confirmation of all repurchase agreements with brokers/banks and agreement of underlying collateral with the Custodian’s records; and

▶	Review of one security purchase since our last report from the books and records of the Fund, noting that it has been accurately reported and subsequently settled.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Fund’s compliance with specified requirements.

In our opinion, management’s assertion that the Fund complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Act as of April 10, 2012, with respect to securities reflected in the investment accounts of the Fund, is fairly stated, in all material respects.

This report is intended solely for the information and use of management and the Board of Directors of the Fund and the Securities and Exchange Commission and is not intended to be, and should not be, used by anyone other than these specified parties.

/s/ Ernst & Young LLP

June 28, 2012